Exhibit 10.1

DEED OF NOVATION AND ASSIGNMENT AND TRANSFER

DATED 25 March 2015

KOSMOS ENERGY MAURITANIA

AND

CHEVRON MAURITANIA EXPLORATION LIMITED

AND

SOCIETE MAURITIENNE DES HYDROCARBURES ET DE PATRIMOINE MINIER

THIS DEED OF NOVATION AND ASSIGNMENT AND TRANSFER (“Deed”) is made on the 25 day of March, 2015

BETWEEN

KOSMOS ENERGY MAURITANIA,

a company incorporated under the laws the Cayman Islands and having its registered office at 4th Floor, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 32322, Grand Cayman KY1-1209, Cayman Islands (“Assignor” or “Kosmos”);

And

CHEVRON MAURITANIA EXPLORATION LIMITED,

a Bermuda corporation with its primary offices at Chevron House, 11 Church Street, Hamilton, HM11, Bermuda (“Assignee” or “Chevron”);

And

SOCIETE MAURITANIENNE DES HYDROCARBURES ET DE PATRIMOINE MINIER (previously named SOCIETE MAURITANIENNE DES HYDROCARBURES  (SMH)),

the national oil company of Mauritania, incorporated by Decree No.2005 -106 dated 7 November 2005 as abrogated by and replaced with Decree No. 2009-168 dated 3 May 2009 amended by Decree No. 2014-001 dated 06 January 2014 under the laws of the Islamic Republic of Mauritania and having its registered office at its Head Office, B.P. 4344, Nouakchott, Islamic Republic of Mauritania (“SMHPM”);

WHEREAS

1.              The Assignor entered a contract for the exploration and production of Hydrocarbons in block C8 offshore Mauritania, dated 5 April 2012 and with an effective date 15 June 2012, with the Islamic Republic of Mauritania, as represented by the Minister in charge of  Petroleum, Energy and Mines (the “Contract”);

2.              The Assignor and SMHPM signed a joint operating agreement (the “Initial Agreement”) dated 13 September 2012;

3.              As at the effective date of the Contract and pursuant to article 21 of the Contract, the Government of Mauritania holds through SMHPM a ten percent (10%) Participating Interest in the Contract and as at the effective date of the Initial Agreement, SMHPM holds a ten percent (10%) Participating Interest in the Initial Agreement;

4.              The Assignor holds a ninety percent (90%) Participating Interest in the Contract and in the Initial Agreement;

5.              The assignment and transfer between the Assignor and the Assignee of an undivided thirty percent (30%) Participating Interest in the Contract (the Assigned Interests) has been approved by the Minister by letter n° 221 dated 13 March 2015 and SMHPM elected to not exercise its preemption rights under the Initial Agreement and has given its conditional approval to the said transfer by letter n°000070 dated 11 February 2015, and all conditions precedent listed in such letter have been satisfied;

6.              As the Assignor has agreed to assign and transfer the Assigned Interests to the Assignee, this Deed is entered to by the Parties in order that:

(i)            SMHPM formally gives its approval (as required pursuant to the Initial Agreement of the assignment and transfer referred to in this Deed;

(ii)           the Assignor is released from and the Assignee assumes all of the rights, benefits, interests, duties, liabilities and obligations associated with the Assigned Interests thereunder with effect on and from the Effective Date;

(iii)          the Parties agree to amend and restate the Initial Agreement and to replace it with an amended and restated joint operating agreement (the “Agreement”) and to execute the Agreement on the same day this Deed is executed; and

(iv)          to make the Deed duly effective on and from the  Effective Date.

THIS DEED PROVIDES as follows:

DEFINITIONS

1.1.    “Agreement” has the meaning given in the Recital 6 (iii) above.

1.2.         “Agreed Interest Rate” means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus four (4) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month.  If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.3.    “Assets” means Kosmos’s undivided 90% percent Participating Interest, in all of the following:

(a)                   Asset Documents.

(b)                   All permits, authorizations, licenses or other rights related to the Assets; and

(c)                    All Data.

(d)                   The term “Assets” does not include agreements, documents, rights or data to the extent any of the following apply:

(1)           The agreements, documents, rights or data that constitute Kosmos’s proprietary technology or interpretations.

(2)           The agreements, documents, rights or data that are owned or licensed by third parties or otherwise have contractual or legal restrictions on their deliverability or disclosure by Kosmos to any assignee that is not an affiliate of Kosmos.

1.4.    “Asset Documents” means the agreements and documents through which the rights to conduct Petroleum Operations and all other rights related to the development and exploitation of the Contract Area are derived, including, but not limited to, the Contract, the Agreement and the Initial Agreement.

1.5.    “Assigned Interests” means an undivided thirty percent (30%) Participating Interest from Kosmos’s undivided 90% Participating Interest in the Assets, Asset Documents, and Data.

1.6.         “Business Day” means a Day on which the banks in Nouakchott, Mauritania, and Dallas, Texas, USA are customarily open for business.

1.7.    “Contract” has the meaning provided in recital number 1.

1.8.    “Contract Area” means the Mauritania offshore territory known as Block C 8 located in the Islamic Republic of Mauritania as defined in the Contract and as from time to time reduced by any relinquished or surrendered area.

1.9.    “Data” means all files, records, documentation and data in the possession of Kosmos or its Affiliates that specifically relates to Kosmos’s ownership or rights in the Assets, including any correspondence, information and reports (including petroleum engineering, reservoir engineering, geological, geophysical and all other kinds of technical data and samples, well-logs, and analyses), any environmental assessments, safety records, governmental filings, and maps as such data is assembled in the normal course of business. The term “Data” does not include any of the following:

(a)                   Any files, records, documentation or data that Kosmos may not sell, transfer or otherwise dispose of as a result of confidentiality obligations by which it is bound or which cannot be provided to Chevron because such transfer is prohibited by the agreement under which it was acquired or by other legal restrictions or the rules of any securities exchange.

(b)                   Any corporate, financial, and tax records of Kosmos.

(c)                    Engineering forecasts, evaluations and reserve estimates.

(d)                   Interpretations of seismic data.

(e)                    Any files, records, documentation or data that have been archived or managed pursuant to Kosmos’s record management policies, provided that Kosmos shall use reasonable efforts to make available to Chevron upon request any records in Kosmos’s possession that relate to the Assets and are reasonably required by Chevron for the purpose of responding to or defending any litigation or Claim relating to the Assets.

(f)                     Any files, records, documentation or data for which Kosmos claims legal privilege.

1.10.   “Day” means a Gregorian calendar day unless otherwise specifically provided.

1.11.   “Deed” means this Deed of Novation and Assignment and Transfer.

1.12.   “Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Deed including any dispute as to the construction, validity, interpretation, enforceability or breach of this Deed.

1.13.   “Effective Date” means the Effective Date as defined in the Agreement.

1.14.   “Initial Agreement” has the meaning provided in recital number 2.

1.15.   “Participating Interest” means an undivided percentage interest in the rights, privileges, duties and obligations of and under the Asset Documents together with a corresponding interest in and under any other related agreement.

1.16.   “Petroleum Operations” has the meaning given it in the Contract.

Words and expressions defined in the Agreement and used in this Deed shall have the same meaning as in the Agreement unless otherwise stated herein.

INTERPRETATION

2.1 In this Deed:

(A)                               any reference to a “Party” or “Parties” means a party or all parties to this Deed, as appropriate;

(B)                               references to Articles, clauses, sub-clauses and schedules are to clauses, sub-clauses and schedules of this Deed;

2.2       All headings and titles are inserted for convenience only.  They are to be ignored in the interpretation of this Deed.

Now, therefore, in consideration of the mutual covenants herein:

3                   ASSIGNMENT AND TRANSFER

3.1       With effect on and from the Effective Date, the Assignor assigns and transfers all its rights, title, interests, benefits, liabilities and obligations associated with the Assigned Interests to the Assignee. As a result of this assignment and transfer, the Participating Interests of each Party are as follows, with effect on and from the Effective Date:

CHEVRON 30%

KOSMOS 60%

SMHPM 10%

3.2       With effect on and from the Effective Date, the Assignee accepts the assignment and transfer of the Assigned Interests from the Assignor and SMHPM hereby irrevocably and unconditionally approves this assignment and transfer. The Assignee undertakes and covenants as a separate obligation with each of the Assignor and SMHPM to assume, observe, perform, discharge and be bound by and subject to all liabilities, duties and obligations in respect of the Assigned Interests arising under the Contract in the place of the Assignor as the Assignee becomes the holder of the Assigned Interests effective on and from the Effective Date, whether actual, accrued, contingent or otherwise.

3.3       On and with effect from the Effective Date, each of the Assignor and the Assignee assume the rights and obligations under the Contract and the Agreement and agree to perform all of the terms and conditions contained in the Contract and the Agreement to the extent and on the basis that the Assignee, for its 30% Participating Interest, has assumed and/or acquired the Assigned Interests in place of the Assignor.

3.4       Nothing in this Deed amends, restricts or prejudices the rights, title, interests or benefits of the Assignor under the Contract and the Agreement which have not been assigned and transferred to the Assignee hereunder.

4                   WARRANTIES

4.1       Each of the Parties represents to the best of its knowledge and belief that the following statements attributable to it are accurate in all material respects as of the Effective Date:

4.1.1                     The Assignor warrants to the Assignee that the Assignor has the lawful authority to execute this Deed.

4.1.2                     The Assignor and SMHPM warrant to the Assignee that the Contract remain in full force and effect.

4.1.3                     The Assignor warrants to the Assignee that it has title to the Assigned Interests.

4.1.4               The Assignee warrants to the Assignor that the Assignee has the lawful authority to execute this Deed.

5                   PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of any provision of this Deed under any applicable law shall not affect its legality, validity or enforceability under any other applicable law or the legality or enforceability of any other provision of this Deed.

6                   FURTHER ASSURANCE

Each Party shall at its own cost, from time to time on request, do or procure the doing of all acts and things and execute or procure the execution of all documents in a form satisfactory to the other Parties (acting reasonably) which may be necessary or desirable for giving full effect to this Deed and securing to each Party the full benefit of the rights, powers and remedies conferred in this Deed.

7                                         GOVERNING LAW AND JURISDICTION

7.1                               This Deed shall be governed by, construed, interpreted and applied in accordance with the Laws of England and Wales (including the resolution of all Disputes between or among Parties) excluding any choice of law rules which would refer the matter to the laws of another jurisdiction provided that this Agreement shall be subject to any mandatory provisions of Mauritanian Laws/Regulations applicable to this Deed which cannot be derogated from by contract.

7.2

Dispute Resolution

(A)                               Notification.  A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”).  The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Article 7.2

(B)                               Arbitration.  Any Dispute shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(1)                                 Rules.  The arbitration shall be conducted in accordance with the following arbitration rules (as then in effect) (the “Rules”): Arbitration Rules of the International Chamber of Commerce.

(2)                                 Number of Arbitrators.  The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) Days after the filing of the arbitration. For greater certainty, for purposes of this Article 7.2(B), the filing of the arbitration means the date on which the claimant’s request for arbitration is received by the other parties to the Dispute.

(3)                                 Method of Appointment of the Arbitrators.  If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute. If the parties to the Dispute fail to agree on the arbitrator within thirty (30) Days after the filing of the arbitration, then the President of the International Court of Arbitration of the ICC (“President”) shall appoint the arbitrator.

If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the President shall appoint the remainder of the three arbitrators not yet appointed.

If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  If either all claimants or all respondents fail to make a joint appointment of an arbitrator or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the President shall appoint the remainder of the three arbitrators not yet appointed.

(4)                                 Consolidation.  If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(5)                                 Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Paris, France.

(6)                                 Language. The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

(7)                                 Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(8)                                 Notice. All notices required for any arbitration proceeding shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties. Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article 7 shall mean actual delivery of the notice to the address of the Party specified hereunder or to be thereafter notified in accordance with this Article 7.  Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

Kosmos Energy Mauritania

No. 20, Ilot V

Quartier des Ambassades

B.P. 54

Nouakchott - Mauritanie

Attention: Mohamed Limam

Email:  mlimam@kosmosenergy.com

Telephone:  + 222 45 25 15 35

Cell: + 222 35 28 99 58

Fax: +222 45 25 02 23

With Copy to:

Kosmos Energy Mauritania

c/o Kosmos Energy, LLC

8176 Park Lane, Suite 500

Dallas, Texas 75231

USA

Attention: General Counsel

Email: KosmosGeneralCounsel@kosmosenergy.com and MauritaniaNotifications@kosmosenergy.com

Telephone: +1 214 445 9600

Fax:  +1 214 445 9705

Chevron Mauritania Exploration Limited

Chevron House,

11 Church Street,

Hamilton, HM11, Bermuda

With a copy to:

Chevron Africa and Latin America Exploration and Production Company

(a division of Chevron U.S.A. Inc.)1400 Smith Street, 32nd Floor

Houston, TX 77002

Attention:

Kenneth Sample, Vice-President

Frontier Exploration and Appraisal

Email: ksam@chevron.com

David Moyer

General Counsel

Email: DMoyer@chevron.com

Facsimile:  713-372-6433

SMHPM

Ilot K, Rue 42-133, N° 349

Tevragh Zeina

B.P 4344

Nouakchott

Islamic Republic of Mauritania

Attention: Mohamed Vall TELMIDY

Email:  dgsmh@smh.mr and tmohamedvall@yahoo.fr

Telephone: +222 45 25 59 92  and +222 45 25 59 93

Fax: +222 45 25 59 93

(9)                                 Qualifications and Conduct of the Arbitrators.  All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

Whenever the parties to the Dispute are of more than one nationality, the single arbitrator or the presiding arbitrator (as the case may be) shall not be of the same nationality as any of the parties or their ultimate parent entities, unless the parties to the Dispute otherwise agree.

(10)                          Interim Measures.  Any party to the Dispute may apply to a court for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

(11)                          Costs and Attorneys’ Fees.  The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(12)                          Interest. The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Deed until the arbitral award is paid in full. Interest shall be awarded at the Agreed Interest Rate plus two (2) percentage points.

(13)                          Currency of Award. The arbitral award shall be made and payable in U.S. dollars, free of any tax or other deduction.

(14)                          Exemplary Damages.  The Parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

(15)                          Waiver of Challenge to Decision or Award. To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the Parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty. To the extent permitted by law, the Parties waive any right to appeal under any applicable law including the Arbitration Act 1996 (UK).

(C)                               Confidentiality. All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce this Article 7 or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

7.3                               Waiver of Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from (i) any expert determination, mediation, or arbitration proceeding commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination, mediation, or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement. Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

8                                         COUNTERPARTS

This Deed may be executed in any number of counterparts, each of which will be deemed an original of this Deed, and which together will constitute one and the same instrument; provided that neither Party shall be bound to this Deed  unless and until both Parties have executed a counterpart.

The Remainder of this page is intentionally left blank

This document has been executed as a Deed and is delivered on the date stated at the beginning of this Deed.

The Parties have executed this Deed in duplicate as evidenced by the following signatures of authorized representatives of the Parties:

KOSMOS ENERGY MAURITANIA:		CHEVRON MAURITANIA EXPLORATION LIMITED:

Signature:		Signature:

/s/ Mohamed Limam		/s/ Jeff Allison

Name:	Mohamed Limam	Name:	Jeff Allison

Title:	Vice-President and Country Manager	Title:	President and Treasurer

ADDRESS FOR NOTICES:		ADDRESS FOR NOTICES:

Kosmos Energy Mauritania 4th Floor Century Yard Cricket Square, P.O. Box 32322, Georgetown, Grand Cayman KY1, 1209		Chevron Mauritania Exploration Limited 11 Church Street Hamilton HM11 Bermuda

cc: Kosmos Energy, LLC 8176 Park Lane Suite 500 Dallas, TX 75231 Fax: +1 214-445-9705		cc: Chevron Africa and Latin America Exploration and Production Company (a division of Chevron U.S.A. Inc.)1400 Smith Street, 32nd Floor Houston, TX 77002

Attention: Jason Doughty General Counsel Email: KosmosGeneralCounsel@kosmosenergy.com		Attention: Kenneth Sample, Vice-President Frontier Exploration and Appraisal
Email: ksam@chevron.com
Facsimile: +1 345-945-3241
cc: +1 214 445-9705		David Moyer General Counsel Email: DMoyer@chevron.com Facsimile: 713-372-6433

SOCIETE MAURITANIENNE DES HYDROCARBURES ET DE PATRIMOINE MINIER:

Signature:

/s/ Mohamed Vall TELMIDY

Name:	Mohamed Vall TELMIDY

Title:	Director General

ADDRESS FOR NOTICES:

Tevragh Zeina B.P 4344 Nouakchott Islamic Republic of Mauritania

Attention: Mohamed Vall TELMIDY Email: dgsmh@smh.mr and tmohamedvall@yahoo.fr Telephone: +222 45 25 59 92 and +222 45 25 59 93 Fax: +222 45 25 59 93